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                                                                    Exhibit 10.3


LEWIS R. BELOTE, III
                           2003 EXECUTIVE BONUS PLAN

As per your employment agreement, bonus payout potential for 2003 is 200% of base salary. Typically, if the AOP is achieved along with all other personal objectives, it would be expected that a 100% of salary payout would be granted. Typically a 200% of salary payout would occur if performance significantly exceeded the AOP as well as personal objectives. However, despite excellent performance in solving restatement related issues last year, this second year of your employment continues to contain numerous challenges relating to the Company's past problems. Therefore, for the year 2003, achievement of the AOP along with solving legacy issues as well as achieving personal objectives will permit consideration, but not a guarantee, of a 200% of salary bonus payout. The financial objectives as well as personal objectives that will be considered for determining your bonus award are as follows:

CORPORATE FINANCIAL PERFORMANCE ELEMENT:

INCOME       OI
VS `02    (000,000)       %       %       %       %       %       %       %
------    ---------      ---     ---     ---     ---     ---     ---     ---
34.50     $(22.50)       86      93      100     107     114     121     128
33.25     $(23.75)       78      86      93      100     107     114     121
31.00     $(25.00)       71      78      86      93      100     107     114
29.75     $(26.25)       64      71      78      86      93      100     107
28.50     $(27.50)       57      64      71      78      86      93      100
27.25     $(28.75)       50      57      64      71      78      86      93
26.00     $(30.00)       43      50      57      64      71      78      86
24.75     $(31.25)       36      43      50      57      64      71      78
23.50     $(32.50)       29      36      43      50      57      64      71

           REVENUE       233     240     247     254     261     268     275
         (000,000S)

          INCREASE       13      20      27      34      41      48      55
           VS. `02

NOTES:
The percentages in the above chart are percentages of your potential bonus, not percentages of your salary. For example, since your potential bonus is 200% of your base salary, 50% on the above chart would equate to a bonus payout of 100% of your base salary (50% of 200% = 100%), multiplied by the element weighting of 70%. Operating Income to be calculated excluding the impact of:
AOL settlement; Litigation settlements; Extraordinary traffic buys (i.e. MSN).

INDIVIDUAL PERFORMANCE OBJECTIVES:

      - Maintain revenue quality in 2003 so outside auditors are very comfortable with our policies and recorded revenues (as communicated to the Audit Committee)
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      -     Continue to challenge cost structure of each business unit to manage to the AOP net loss.

      - Provide analysis of new revenue streams approved by Action Committee to support the appropriate accounting.

      - Develop relationship with targeted buyside investors and sellside analysts to position the company post shareholder litigation

      - Assist in future strategic plan for Wyldfyre and CFT by providing financial analysis

      - Obtain subleases on all remaining office space to improve future cash flow

      - Provide financial support to manage a settlement of shareholder litigation

      - Complete the documentation of internal controls and improvements in them for Sarbanes-Oxley 404 requirements so the company is positioned to be compliant in 2004, including informal acceptance by the outside auditors.

      - Oversee the ERP implementation and successful installation/conversion of Phase I and IA in 2003.

      - Improve upon the Company's Director and Officer Liability Insurance and work to keep premium increase to less than 10%.

      - Provide the Company's Board of Directors with timely and insightful reports that enable directors to understand the Company's performance.

      - Meet the current objectives (to be inserted) of improving the timing of the monthly and quarterly close.

      - Monitor outside auditor fees at conclusion of each "Q" to insure adherence to proposed fees, and report results to Audit Committee.

      - Meet all objectives of the human resource management system with regard to performance reviews, appraisals, code of conduct education/acceptance.

Final determination of a bonus award, if any, will be made by the Compensation Committee. Payment of any bonus award shall also be based on the Company's overall financial position at the time the Committee reviews performance. Final approved bonus will be paid after year-end close (i.e. bonus is annual, not quarterly).